Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

SCHS - Q3 2011 School Specialty Earnings Conference Call

Event Date/Time: Feb 17, 2011 / 04:00PM GMT

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FINAL TRANSCRIPT

Feb 17, 2011 / 04:00PM GMT, SCHS - Q3 2011 School Specialty Earnings Conference Call

CORPORATE PARTICIPANTS

Dave Vander Zanden

School Specialty - CEO

Gordon Lasik

Robert W. Baird & Co. - Analyst

Dave Vander Ploeg

School Specialty - CFO

Rick Holden

School Specialty - President Educational Resources Group

Steven Korte

School Specialty - President Accelerated Learning Group

Mark Fleming

School Specialty - IR

CONFERENCE CALL PARTICIPANTS

Randy Raisman

Chatham Asset Management - Analyst

Jeff Lee

Signal Hill Capital - Analyst

PRESENTATION

Operator

Greetings and welcome to the School Specialty fiscal 2011 third quarter earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded. It’s my pleasure to introduce School Specialty’s Investor Relations Director, Mr. Mark Fleming.

Mark Fleming - School Specialty - IR

Thank you, Operator, and good morning, everyone, and welcome to School Specialty’s fiscal 2011 third quarter conference call. Our four presenters this morning are CEO, Dave Vander Zanden, CFO, Dave Vander Ploeg, the President of our Educational Resources Group, Rick Holden, and the President of our Accelerated Learning Group, Steven Korte.

Before I turn the call over to Mr. Vander Zanden, and as usual, I’d like to read our Safe Harbor statement. Any statement made concerning future results of operations, expectations, plans, or prospects are forward-looking statements and those statements also include those preceded by or followed by words like anticipates, believes, could, estimates, expects or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and as such involve uncertainties and risks.

These statements are not guarantees of future performance and actual results may differ materially from those implied by the forward-looking statements due to a number of factors including those described in item 1A of your — our annual report on Form 10-K for the 2010 fiscal year. Those factors are incorporated by reference and expect to the extent required under federal securities laws, School Specialty does not intend to update or revise or update the forward-looking statements. I’ll now turn the call over to Dave Vander Zanden.

Dave Vander Zanden - School Specialty - CEO

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FINAL TRANSCRIPT

Feb 17, 2011 / 04:00PM GMT, SCHS - Q3 2011 School Specialty Earnings Conference Call

Thanks, Mark. Good morning, everyone. I’m going to give you a couple comments this morning on the Q3 results, a little bit on the economic outlook, state budgeting and that kind of thing, and then turn the call over to Rick Holden, who is here to talk about Educational Resources, Steven Korte on Accelerated Learning and Dave Vander Ploeg. So let me just start with a couple of quick comments on Q3.

Just to reminder you, on our third quarter, other than the month of January the first two months of the quarter are really the completion of the prior-year’s initiatives and selling programs that we launched last January. And January is the time of the year that we tend to start the selling cycle. Put all our new initiatives, all the marketing programs and pricing into marketplace. Q3 is also a very small quarter, so small changes, whether they’re positive or negative, do tend to influence the results, and as we talk through the call today we will point out a couple things our for you on that front.

On Educational Resources, last year on this call we talked about having just completed the integration of six business units that form the Educational Resources segment. And our goal there was to start approaching customers as a single unit that simplified the customer’s buying experience and leveraged our broad offering and saved our customers time and money. That launch was not executed well and created some confusion with our customers. As of today those mistakes are all corrected, and the most recent launch of the new business cycle last month puts us back on track to realize the results of that effort.

The early results are very encouraging. We are seeing solid growth in our consumables business, which accounts for half of our total Company business, and we expect that growth to continue through the fourth quarter and the balance of the year. So we do expect we will be recovering the market share that we lost last year due to some of those mistakes.

The furniture business continues to decline, but at a slower rate than the previous quarters. We are seeing good success and some stabilizing of the furniture business year-over-year in our large projects business, which we market under Projects By design. Rick will comment a little bit more on changes that we made in the other furniture categories and some management changes in a couple of minutes.

Accelerated Learning also continues to show improvement, and Steven will share some comments on that segment’s performance, as well as some technology investments that we’re continuing to make. We do have several small science dated options that we recently won that will also benefit our next fiscal year.

On the macro outlook, we continue to see the economy expand and state revenues continue to grow. If you recall on previous calls, we pointed out that state revenues started to grow around July of 2010 and that growth continues to go forward. And just as reminder those revenues are driven by personal income taxes and sales taxes, which are dependent on job growth in retail sales, both of which continue to be positive and moving in the right direction.

This is going to be an interesting year for state and federal budgets. The new Republican governors I think have every intention of slimming down the cost of running their states. They’re focused intently on reducing employee benefit programs and pushing them closer to the private sector, and that will impact benefit programs inside schools. The cuts are generally affecting employees in the schools, but not necessarily the districts.

So at this point in time, there are few budget proposals available to review and some uncertainty on exactly how each legislatures are going to deal with some of those proposed employee benefit cuts. But we will have some better insight by the time we get to our next call. We are getting the feeling the educators have a little more certainty in decision-making than they had in prior years at this point in time. There has been significantly fewer states making mid-year cuts than we saw in the last couple of years.

On the federal side, President Obama’s budget was released this week. He’s got a modest increase for K-12 spending there, but he’s obviously going to face a difficult budget process. And just to remind you, the feds’ share of total school spending generally is only about 9%. We do expect funding pressure to continue to affect K-12 education over the next budget year, but we continue to believe the market is bottoming out.

New school starts, that supports our furniture business, will likely continue to contract, but we think at a single-digit rate. Spending for new schools completed decline from about $20 billion in calendar year 2008 to about $14 billion in 2010. We do expect that this year will decline but be the bottom of the market decline for furniture. From a gross margin standpoint, we still feel more pressure in the furniture market than the other parts of the business.

Overall, from an investment standpoint, we are continuing to invest in new products and technology, we’re also continuing to invest in marketing and sales areas, especially in Educational Resources, and we’re also continuing to focus to take costs out of the business.

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FINAL TRANSCRIPT

Feb 17, 2011 / 04:00PM GMT, SCHS - Q3 2011 School Specialty Earnings Conference Call

Dave will talk in a couple minutes about an amendment we made to our credit facility that gives us the needed room on the covenants to continue to invest in the business, and after we turn the call over to Rick and Steven, he will give some more details on the terms of that arrangement. So at this point, I want to turn the call over to Rick and he’ll share some insights on Educational Resources. Rick?

Rick Holden - School Specialty - President Educational Resources Group

Great, thank you, Dave, and welcome to everyone on the call this morning. As you saw from our earnings release, we are starting to see progress in Educational Resources. The comparisons to our first and second quarters indicate the worst may be behind us. Competitive pricing pressures in this market continue to affect both our third quarter revenue and margins. We also have some margin pressure related to product mix. With our better margin supplementary products declining a bit more than consumables, as school funds were directed towards must-have basic supplies.

The greatest revenue decline continues to come in furniture as Dave mentioned. Although the rate of decline in furniture also improved over the first and second quarters. Our progress in the third quarter came despite school budgets lagging any improvements in the economy today. We are confident increase in supply orders we saw in January are a result of market share gains, not healthier school budgets. The budgets still have to be set July 1 and any increases in the dollars allocated to education or improved educator confidence will not occur until those budgets are in place.

What we are beginning to benefit from are our internal investments and efforts. We talked about them the past couple of quarters, such as improving our pricing and bids, stepping up marketing and product brand promotions, improving our e-centric presence and retooling our recent catalogs. Most importantly we believe this progress is sustainable to the coming back-to-school season in late spring and early summer, even as we expect continued headwinds from the economy and school budgets. Let me give you some specifics.

Over the past two months, we mailed 5.8 million catalogs, including our annual supplies catalog and separate catalogs for early childhood, art, special needs, physical education and furniture. This represents a 30% increase from this time last year. We’ve mailed more catalogs, but very importantly, we also improved our circulation plans, which we’re confident will allow our catalogs to better penetrate our markets and avoid the missed opportunities we suffered through this past year.

Most of our recent wave of catalogs were in schools by mid-January, and the response rate so far has been encouraging, with supply orders showing a decent year-over-year increase in January. That early trend is an indicator of future activity as we move into and through the important back-to-school season.

Within our catalogs are some 3000 new products that are either exclusive to us, or unique or serve to round out and expand our prior offerings. Our emphasis on new products and bringing more sophistication and discipline to our merchandising function is producing results, and we are confident that our new offering will continue to be important revenue contributors in the upcoming busy season.

In the past conference calls we’ve also emphasized our efforts to improve our e-commerce capabilities. The look and feel of our website and our customers online buying experience. Our results to date have been very encouraging. In the third quarter, our booked online revenue showed a healthy double-digit increase over the prior third quarter. In fact, our online booked revenue has shown consistent double-digit growth in each of the past six months.

Those gains do not necessarily mean new revenue growth, as much as it represents a transfer of ordering activity to the web, and it demonstrates that some early success in our effort to become an e-centric business. This represents a continued ease-of-use for our customers. There are many other equally important efforts underway in ER, to drive growth in revenue and profitability. Our efforts to better penetrate the top 300 districts in the country are opening up new and high-potential opportunities.

In furniture we remain focused on our position — on positioning ourselves for future growth with new proprietary products and better competitive information to improve our win rate in specific regions of the country. Last month, we assigned new executive leadership to our furniture business. Tom Dalgleish, our former Corporate Senior VP of Merchandising and Supply Chain, has agreed to take on this new role as Senior VP and General Manager For Furniture. Tom and his team will focus on growing this important category of our business and make sure that we are well positioned for an improved construction market.

We are also pursuing revenue growth by focusing on customer channels that we have not fully participated in before. We are exploring and reaching out to churches, YMCAs, nonprofit groups, parks and rec departments through both print and online efforts. Another important channel for us is the co-op purchasing group. We just renewed our contract with the co-op AEPA, which we’ve had a relationship with for a number of

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FINAL TRANSCRIPT

Feb 17, 2011 / 04:00PM GMT, SCHS - Q3 2011 School Specialty Earnings Conference Call

years. Through AEPA, we can offer virtually all of our products and we’re able to retain our long-term customer relationships. As a result of the renewal with AEPA our contract with US Communities co-op will terminate effective April 1.

So summarizing the quarter and nine months, while there remain economic headwinds for our business, as Dave has said, we believe we are at the bottom of the cycle. But we are not sitting on the sidelines waiting for budgets to pick up. Our focus during both the budget crisis and beyond is to position School Specialty as the first choice and main resource that educators look for educational solutions.

Our web-centric transformation supports that positioning, as do our many efforts across virtually all functional areas to better serve our customers, which will lead to revenue and earnings growth for our shareholders. Thank you, and I will turn the call over to Stephen Korte.

Steven Korte - School Specialty - President Accelerated Learning Group

Rick, thank you. Good morning to all. I will speak briefly today about the Accelerated Learning Group with comments regarding Q3 and Q4 and more specifically about progress with product development and initiatives across our business segments. We view this expansive development work as the foundation of growing revenues in future fiscal years, but we will come back to that topic shortly.

All of the curriculum-focused categories made important contributions in the period, but this is the smallest revenue quarter as schools have gained steam, from their August/September starts, and, as Dave touched on, purchases most times are to add to previous large orders made over the summertime.

ALG revenues in the third quarter were $20.2 million versus $21.2 million in the same period last year. The reason being that a sizable science backlog could not be shipped by quarter end so that business will carry over into the next quarter. The science curriculum category increased revenue slightly from last year Q3 and would’ve been higher had previously-mentioned orders been shipped.

The reading and intervention category revenues fell short of year-on-year performance in the quarter as districts’ decision-making cycles appear to have increased around large intervention adoptions. The third quarter only produces about 2% of full-year revenues in the agenda category, and our premiere brand was on target with expected revenues.

A nice surprise in the quarter, and a real credit to the team working on our physical education business, was the performance of coordinated health as business was captured through focused efforts on third-party public and private funding grants, allowing our physical education curriculum to be one of only two approved programs for a Florida grant funded initiative.

As we look to the fourth quarter, which is underway, we are currently engaged with building momentum in various curriculum sectors. The market remains highly competitive, and funding issues, as we all know, are still top-of-mind for school administrators. However, the groundwork from our various field and inside sales teams, which started of course at the beginning of the school year, will materialize into revenue beginning March and continuing through the heavy summer months.

In our science and math segments, our Think Math! program appears to be gaining traction with a large six-figure order coming from a charter school organization in Q4, as well as other identified business. Further, and as was previously mentioned, elementary-focused stat adoptions are being worked in Indiana and Louisiana as well as the Florida science adoption being a secondary school emphasis for School Specialty.

In our agenda category, a growing revenue segment has been Agendas published for college freshmen, and a program known as the First-Year Experience. Premiere’s revenues will be aided from college Agenda sales, as well as early K-12 Agendas being shipped in Q4. The reading segment will continue to aggressively pursue sales and will begin the first stages of a significant six-figure contract with Henrico County schools around the implementation of an RTI, that’s response to intervention program. Our SPARK curriculum, which is our physical education curriculum, will be continuing with awarded contracts in Florida, Arkansas and Philadelphia during the fourth quarter.

On the product development front, significant work and investment is underway with a middle school reading intervention program, along with new technology-based content area vocabulary and extensive revision efforts with the web-based intervention program Academy of MATH.

In science, technology applications are being integrated into our core and supplemental science programs, and in our CPO-branded, sizable investment is being made to strengthen our middle school science programs, as well as our virtual lab investigations marketed under the Neo/SCI brand of innovative products.

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FINAL TRANSCRIPT

Feb 17, 2011 / 04:00PM GMT, SCHS - Q3 2011 School Specialty Earnings Conference Call

In physical education, we are excited because there are newly revised programs for the early childhood market, where we think additional spend will occur under the current administration, and the middle school – and a middle school grades physical education program will be launched in April. We also have targeted video clips of PE lessons that have been created and are on a customer website to assist physical education teachers. And with our premiere agendas we are investing in new research-based planners that are being developed in partnership with prestigious universities and highly-respected educational and medical research centers. We believe, and supported by our customers around the country, that when students embrace the premiere structure of organization and planning that they can gain the essential foundations for classroom success in multiple subject areas.

Across the Accelerated Learning Group we will continue with the following objective. To invest in the development of innovative research-based learning programs that will deliver proven results, to integrate technology-centered capabilities that facilitate personalized learning and assessment.

Also to provide the highest level of educator-centered professional development to enhance teaching effectiveness, and finally, to aggressively evaluate strategic acquisition opportunities to create a leading portfolio in the K-12 learning space. These are but a few examples of multiple initiatives that will position School Specialty to achieve significant revenue and earnings growth in the future. With that, I’d like to now turn the discussion to Dave Vander Ploeg for the financial results.

Dave Vander Ploeg - School Specialty - CFO

Thank you, Steven, and good morning. I’ll make my financial comments brief since this is such a small volume quarter, with about 12% of our annual revenues booked in Q3. Also most of the year-to-date trends are consistent with last quarter, so I will try to focus on things that are changing. However, I will spend some additional time discussing our capital structure and the new bank amendment at the end of my comments.

The business contraction that we have been experiencing the last 10 quarters is showing signs of reaching bottom, as evidenced by the recent quarterly trends. In quarter one, our business declined 23%. That trend improved to minus-16% in quarter two, and this quarter revenues were down 13%. Over the last seven weeks, our business is off about 5%. So there is clearly a deceleration of the revenue contraction occurring, and as Dave and Rick both discussed, order tempo is improving in the supply business, which is about 45% of our overall business.

Third quarter consolidated revenues were $89.9 million, down about $13 million from last year but in line with our expectations. On a year-to-date basis consolidated revenues stand at $635 million which is about 16.5% less than last year, adjusting for divestitures.

Our largest segment, Educational Resources, saw its order bookings improve throughout the quarter. While this business unit has experienced year-to-date declines of 21%, the third quarter declined improved to minus-15%. As Dave and Rick commented on, the internal miscues around catalog circulation and pricing that have impacted us throughout the busy season are fixed and behind us.

Booking rates in the supplies business over the last seven weeks have shown growth of about 5% versus the same period last year. The furniture business remains a bit soft, although recent trends have improved.

Accelerated Learning, on the other hand posted revenue declines of 5% for the quarter. School districts continue to be tentative in their commitments to larger ticket purposes in the curriculum and intervention space, and we saw several firm orders get pushed from Q3 into Q4. In summary the revenue story is improving, but we remain cautious given the continued budget pressures that schools will undoubtedly face.

Gross profit for the quarter was $33 million, which was down $9.4 million compared to last year, and translated into a gross margin of 36.7% . While pricing is the single biggest driver of this 440-basis-point decrease, a couple of specific items from last year amplified the variance in this very low volume quarter. ER had some rebate credits which increased fiscal 2010 margins, while a large $1.5 million reading intervention sale last January was the primary reason for the anomaly in accelerated learning.

On a year-to-date basis, gross margin has declined 140 basis points and continues to be driven by price discounting in the Educational Resources segment. As mentioned last quarter, this is in direct response to continued competitive pressures. Schools are clearly more price- and value-conscious than we experienced in the pre-recession era.

Vendor costing has remained flat and Accelerated Learning actually lifted margin as the curriculum mix of business was favorable. In summary, 180 basis points of the decline is due to pricing, 30 basis points is due to cost and these are offset by about 70 basis points due to positive product mix.

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FINAL TRANSCRIPT

Feb 17, 2011 / 04:00PM GMT, SCHS - Q3 2011 School Specialty Earnings Conference Call

In the area of SG&A, a sharp focus on costs continued during the quarter, with total spending down $5.8 million compared to last year. For the first nine months of the year, spending is down over $23 million. While volume declines accounted for perhaps 45% of this year-to-date decrease, some of the key metrics we monitor that support the overall reduction include total headcount declined 9% to 1950 full-time associates, while at the same time DC productivity, our distribution centers, was up 3%, and travel and other discretionary spending areas have been down 16%.

As we have commented on earlier this year, we have been very mindful of the longer-term perspective and maintaining a balanced level of investment in things such as e-commerce, marketing and digitizing our product offerings. Despite total costs being down, we have increased spending in these critical areas.

Finally, a few comments on interest expense and Texas. Interest expense for the quarter was down $1.1 million versus last year. While average borrowing weights are up slightly, the retirement of the $133 million convertible note in August has lowered overall debt and reduced the amount of non-cash interest books each quarter. The effective tax rate for the quarter were slightly over 40%, which is the rate we would recommend using for future modeling purposes. In summary, the quarter played out about as we expected from a tempo, revenue and cost standpoint.

Turning quickly to the balance sheet and cash flow, I would sum up the current quarter and year-to-date performance as follows. First we continue to work aggressively on working capital management and are striving to wring out every ounce of waste.

Receivables have shown continued improvement as our three-month rolling day sales outstanding decreased by 15 days versus last year. We continue to fine-tune our inventory procurement processes, lowering that balance by $9 million since last January, and we have focused on vendor payment terms and our e-payables program allowing us to improve our average days to pay.

Second, investments continue to be made in the business, both from a product development and a systems and infrastructure standpoint, but we are doing so in a very budget-conscious fashion. Full year CapEx and product development should come in around $23 million.

Third, paying down debt has been a key focus over the past two years. For perspective, during the first quarter of fiscal 2009, our total debt stood at about $550 million. By the end of this fiscal year, we project that we will have cut this in half to $275 million.

Before I wrap up, I would like to comment on the amended credit facility that was finalized yesterday. We will be issuing an 8-K in the next few days with all the details, but here’s a quick summary. First, we have resized a new facility at $300 million, which is down from $350 million, which we feel fits our business needs better.

Second the facility will be broken into two components. The first component will be for our seasonal working capital needs and will represent about $175 million of a traditional revolver. The second component will be a delayed-draw term-loan for up to $125 million, which will be available to retire a large portion of the convertible bonds if we so choose to utilize.

Third the average pricing will decrease 75 basis points over the previous deal. And fourth, we will get relief, which we requested on our leverage and interest coverage covenants so we can continue to invest in our longer-term strategic plan and implement the necessary actions to strengthen the business.

Furthermore we will continue to explore all options available to include the high-yield market, convertible exchanges and other private placements as we finalize our plans to retire the $200 million convertible note that has a put-date in November. We are actively working this and expect to have a course of action chosen and implemented before our fiscal year-end.

In closing, our financial results for fiscal 2011 were pretty much made during the first half of the year. The off-season is really about making the changes and corrections to improve fiscal 2012. We are currently trending to the middle of our revenue guidance range, and as such, are maintaining all three guidance points, which are revenues of $735 million to $770 million, loss per share of $0.30 to $0.60, excluding the impairment charge, and free cash flow of $50 million to $60 million.

I should also call out that fiscal 2011 is the once-every-five-years that has an extra week in April, based on the way the calendar falls. In other words it’s a 53-week fiscal year. While we anticipate little incremental profit from this week, it does add an extra week of billings, payroll and other SG&A operating costs. This has been contemplated in the guidance above. So with that, I will turn the call back over to Dave Vander Zanden.

Dave Vander Zanden - School Specialty - CEO

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FINAL TRANSCRIPT

Feb 17, 2011 / 04:00PM GMT, SCHS - Q3 2011 School Specialty Earnings Conference Call

Thanks, Dave. Operator, I think we are ready for questions.

QUESTION AND ANSWER

Operator

Ladies and gentleman, at this time we will be conducting a question-and-answer session. (Operator Instructions) Our first question today comes from the line of Jeff Lee with Signal Hill Capital. Please proceed.

Jeff Lee - Signal Hill Capital - Analyst

Hi, good morning.

Dave Vander Zanden - School Specialty - CEO

Hi, Jeff.

Jeff Lee - Signal Hill Capital - Analyst

You mentioned the Accelerated Learning Group in part was down year-over-year due to the timing of order. Could you repeat again what you had said about how many orders were shifted?

Steven Korte - School Specialty - President Accelerated Learning Group

Jeff, this is Steven, we didn’t exactly say how many orders were shifted but certainly we believe we would have covered the quarter with the backlog that did not get out.

Jeff Lee - Signal Hill Capital - Analyst

Okay. And then next, in general, can you talk about competition and the effect that had on pricing during the quarter?

Dave Vander Zanden - School Specialty - CEO

Well, this is Dave Vander Zanden, are you still in Accelerated Learning or just in general, Jeff?

Jeff Lee - Signal Hill Capital - Analyst

Just in general.

Dave Vander Zanden - School Specialty - CEO

Yes. Nothing really new in the quarter. I think, because the furniture market is down so much over the last couple of years we are seeing more pressure in that market than anywhere else. Although in the commodity supplies area, where you have volume purchases of commodity products, customers are focused on prices, as well. But nothing really new from prior calls.

Jeff Lee - Signal Hill Capital - Analyst

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FINAL TRANSCRIPT

Feb 17, 2011 / 04:00PM GMT, SCHS - Q3 2011 School Specialty Earnings Conference Call

Okay. Great.Can you talk about the trends towards online ordering, and what kind of — are there cost advantages that represents for you when customers switch to online ordering?

Rick Holden - School Specialty - President Educational Resources Group

Jeff, good question. Opportunity on online ordering, customers are excited about improved opportunity. They’re looking for efficiencies, and it’s not just about price, they’ve got a process issue that they’ve got to address, they’ve got fewer people. And our programs — online programs allow them to consolidate orders, review pricing and conveniently convey that to us in a very good way.

It also allows them to use that as a budgeting technique, so as they’re planning to spend they can go online and begin to build those and then ultimately send those to us. So, yes, in lots of ways it is cost savings, but it’s clearly taking paper out of the equation, which is where there is cost, and it’s cleaning up the process and then they’ve got a direct connect with us.

Many of our customers are hard-wired, to use that expression, directly into our system, so that speed between when they push the button and place the order and when we receive it is not days or even with a fax it might be hours, it’s right away. So for them, it’s a huge step forward and they like it, and have been pushing us to bring them more online.

Dave Vander Zanden - School Specialty - CEO

Jeff, just a follow-up also on your question, in our call center, if an order runs through the Internet, our call center operates at a little over 1% of revenue, so that would be the net savings we have there.

Jeff Lee - Signal Hill Capital - Analyst

Got it. And then just last question from me, can you talk about your general expectations for SG&A spending for the next quarter?

Dave Vander Zanden - School Specialty - CEO

Yes, our trends that you have seen over the last several quarters we would anticipate will continue, although when you get to quarter four and we have that extra week, that extra week will add probably $3 million to $4 million of SG&A into the quarter. So the trends we have seen, if you look at our year-to-date spend we would anticipate continuing with a little bit added for that.

Jeff Lee - Signal Hill Capital - Analyst

Okay, great. Thank you very much.

Operator

Thank you. Our next question comes from the line of Randy Raisman with Chatham Asset Management. Please proceed with your question.

Randy Raisman - Chatham Asset Management - Analyst

Just a handful of questions. I guess just first, wanted to start on the gross margins because it was a pretty big decline year-on-year, and wanted to just — it sounds like the pricing environment is continuing to be pretty competitive and just wanted to get your outlook on what should our outlook be on margins as we think about extrapolating out for the future here?

Dave Vander Zanden - School Specialty - CEO

Yes, I think for purposes of this year, you can anticipate that the margins will probably land on a consolidated basis somewhere in the 40.7% to 40.8% range, which is how it’s trending towards. We believe that over time, as we push the Accelerated Learning part of our business and build

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FINAL TRANSCRIPT

Feb 17, 2011 / 04:00PM GMT, SCHS - Q3 2011 School Specialty Earnings Conference Call

out the products and reading and math intervention and our — science curriculum and our other products that we will get a general lift in margin from the mix of our business.

We think that in the consumables side of our business that things will begin to flatten out, so we don’t believe next year we will have as much noticeable pressure in the margins as we’ve seen this year, but clearly the competitive nature of the environment is not going to go away anytime soon.

Randy Raisman - Chatham Asset Management - Analyst

So if I look at last year, you did like 42%, so if you’re saying you’re guiding 40.7%, 40.8%, you don’t think you will see 200 basis points of compression in 2012 but it sounds like you do think you will see more compression, right?

Dave Vander Zanden - School Specialty - CEO

We’re not really prepared at this time to issue guidance for next year.

Randy Raisman - Chatham Asset Management - Analyst

Okay. What about — the next question relates to working capital? It looks to us like you took about $50 million — shrunk working capital so far this year by about $50 million based on our math, and we wanted to just understand how should we – is that a sustainable amount going forward?

Obviously the business has shrunk a lot and, like you said, you’ve done everything you can to squeeze out all the inefficiencies, so how should we think about — what’s a real level of — obviously when things are growing you are going to need to invest in working capital, but if things are going to continue to be under pressure, what’s the right level of working capital compression we should look for going forward?

Dave Vander Ploeg - School Specialty - CFO

Yes, that’s actually a great question, and one we continue to study and push ourselves on, as well. Really if you go back three years, fiscal 2009, fiscal 2010 and this current fiscal year on a full-year basis, we’ve been able to take $30 million to $40 million each year out of working capital. That level is clearly not sustainable long-term because as we get down to an optimal days sales outstanding and an optimal inventory level and an optimal average days to pay, that will tend to normalize.

We don’t believe we have every ounce of waste out of those areas. I think going forward, numbers more in the $5 million to $10 million of improvement are more realistic. But our CEO keeps pushing us and we’re setting a lot of aggressive goals going into the future to include things like finding another $20 million in inventory.

Randy Raisman - Chatham Asset Management - Analyst

Okay. And then now just jumping to the balance sheet, I appreciate the bit of color you gave on the amendment. Just a couple things first, can you tell us where did leverage shake out here at the end of the third quarter, and how much cushion are the banks going to give you going forward?

And second to that, if they are only allowing you this delayed-draw term-loan for up to $125 million, I know you said there’s a range of options for addressing the stub — the remaining $75 million outstanding on the convert, but what — realistically, what do you think you can get done there? Would it be some type of a bond or would it be a new convert — just any more color you can provide on that, we would appreciate, because there’s very limited information on that piece and it’s pretty crucial.

Dave Vander Ploeg - School Specialty - CFO

Sure. Answering your first question, our total leverage came in at 4.1 in the quarter against the old covenant of 4.5 turns of total leverage. The new agreement is going to loosen that up to six turns of leverage for the next couple of quarters and then gradually work its way back down to 4.5

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FINAL TRANSCRIPT

Feb 17, 2011 / 04:00PM GMT, SCHS - Q3 2011 School Specialty Earnings Conference Call

turns of leverage when you get out into the last year of the credit agreement, which is our fiscal 2014 year. So we feel very good about the relief in that area and the way the banks were so supportive in working with us.

As it relates to taking out the $200 million convert that has the put-date in November, as I said in my comments, we feel very good about the options in front of us. We are looking at all of those options, we’re — admittedly our focus over the last month was working with the banks and getting the credit facility where we wanted it, and now we’ll turn our full attention to the November convert, and we believe we will aggressively work it and have that taken care of in the next few months.

Randy Raisman - Chatham Asset Management - Analyst

So now going to — being able to go to 6 times, that — should we read into that then EBITDA is going to be — going to continue to come under a lot of pressure? That’s a pretty high amount of leverage, 6 times, in this business.

Dave Vander Ploeg - School Specialty - CFO

I don’t think you should read that into it. I think we asked for as much relief as we felt we could get, and so that’s where it landed.

Randy Raisman - Chatham Asset Management - Analyst

Okay, thank you.

Operator

(Operator Instructions) The next question comes from Gordon Lasik with Robert W. Baird. Please proceed with your question.

Gordon Lasik - Robert W. Baird & Co. - Analyst

Thanks for taking my questions. Can you — I heard you say that you continue to believe that fiscal 2011 will represent the bottom of the cycle, but can you reconcile modestly improving revenue with the funding cliff that many states are facing as stimulus funds are pretty much maxed out going into fiscal 2012? I just wanted your thoughts on that.

Dave Vander Zanden - School Specialty - CEO

Yes, Gordon, Dave Vander Zanden here, as we think about the recent launch that we just had, the budget pressures are still there, nothing has changed with our customers, and we are seeing good lift in that consumable business, and it’s a pretty broad lift so we are feeling pretty good about that.

When we look at the state budgets that are out, and there’s only a handful of governors proposals at this time, the cuts don’t seem to be as deep as prior year’s toward education, and when you look inside of them, the source of the cut tends to be somewhat focused on that employee benefit segment I commented on earlier, which is going to come out of the pockets of the employees.

Now there’s a lot of negotiation that’s got to go on in the next several months and like the federal budget, I think, where states don’t have control of both houses, there will be a lot of debate about how to get that done and whether that will occur. But we continue to see that there just isn’t as much pressure in the marketplace as far as looking forward at deep cuts as there were in the last couple of years.

Gordon Lasik - Robert W. Baird & Co. -Analyst

Okay. That leads into my next question. Can you talk a little bit about fiscal 2012 revenue expectations for — and budget expectations for high-penetration states? You talked about a recent drag from New Jersey, in particular in fiscal 2011, and I’m wondering do you expect any similar outliers next year?

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FINAL TRANSCRIPT

Feb 17, 2011 / 04:00PM GMT, SCHS - Q3 2011 School Specialty Earnings Conference Call

Dave Vander Zanden - School Specialty - CEO

Again, just not having seen all the budgets and there not passed, it’s difficult to call what some of these states are doing. We are also in the process this time of year of rebidding on a lot of those state contracts, so a lot of that’s in process, as well, and that also determines what happens in the states so it’s just too early to give you insight on some of that.

Gordon Lasik - Robert W. Baird & Co. - Analyst

Okay, thanks.

Dave Vander Zanden - School Specialty - CEO

Yes.

Operator

We have no further questions at this time. I’d like to turn the floor back to management for any closing remarks.

Dave Vander Zanden - School Specialty - CEO

Very good, thanks, Operator. Well, thanks everyone for listening this morning and taking the time. We will be back with you about mid-June and by then we will have some good insight on marketplace and budgets and so forth. Thank you very much.

Operator

Ladies and gentleman, this concludes today’s teleconference. You may disconnect your lines at this time and thank you for your participation.

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